Artisan Partners Asset Management Inc. Reports 1Q15 Results
Milwaukee, WI - April 28, 2015 - Artisan Partners Asset Management Inc. (NYSE: APAM) (the “Company” or “Artisan Partners”) today reported its results for the three months ended March 31, 2015, including net income and earnings per share.

“We continue to focus on providing high value-added strategies that will meet the long-term needs of sophisticated clients, globally.  In response to the evolution of these clients’ investment policies, we have created more investment freedom for our teams by designing less constrained strategies.  We designed our High Income strategy in a way that is consistent with that evolution. We expect that our future strategies, including those managed by our newest investment team, the Artisan Partners Developing World team, will be similarly designed.  We believe these less constrained strategies position us well for long-term growth with the sophisticated investors we target.”

Business Update

Mr. Colson added, “As of March 31, 2015, all of our strategies had followed their objectives with integrity and all had positive absolute returns since inception.  Eight of our 12 investment strategies (excluding strategies with less than a five-year track record) added value relative to their broad performance benchmarks over the trailing 5-year period.  Our Global Equity strategy passed the five-year mark at the end of the quarter, outperforming its benchmark by 612 basis points over that period. Six of our seven strategies with a 10-year track record added value relative to their broad performance benchmarks.

“At quarter-end, our High Income strategy had its one-year anniversary. While one year is a very short period in the investment world, it’s worth noting that the strategy outperformed its benchmark index by 389 basis points (gross of fees) during its first year. Artisan High Income Fund finished the quarter ranked number five of 594 funds in the Lipper high yield funds category for the one-year period.

“Despite overall net outflows of $2.2 billion during the quarter, we continued to see encouraging organic growth in our Non-US Growth, Global Opportunities and High Income strategies. The attractive track records and available capacity position these strategies well for continued organic growth. The bulk of net outflows were in our U.S. Mid-Cap Value and U.S. Small Cap Value strategies. Those strategies have delivered strong absolute returns during the bull market, but relative performance has been weak in recent periods.

“Since becoming a public company, we have repeated that we expect our results to be lumpy.  We don’t expect linear growth outcomes.  While net flows have been negative over the last twelve months, we remain confident that we can continue to grow our business over the long term.  We have strong long-term performance across our investment strategies. We continue to expand degrees of investment freedom for our teams. And our global distribution strategy should allow us to continue to grow our AUM sourced from clients outside of the United States.

“In February we hired Lewis Kaufman as the founding portfolio manager of the Artisan Partners Developing World team, our seventh autonomous team.  We are in the process of establishing the team and preparing to launch its first strategy.  We believe that Lewis and his team will fit very well within our high value-added investment culture, and the team’s investment strategy will meet the needs of sophisticated investors.”

The table below presents AUM and a comparison of certain GAAP and non-GAAP (“adjusted”) financial measures.

	For the Three Months Ended
	March 31,	December 31,	March 31,
	2015	2014	2014
	(unaudited, in millions except per share amounts or as otherwise noted)
Assets Under Management (amounts in billions)
Ending	$108.7	$107.9	$107.4
Average	108.4	106.9	106.2

Consolidated Financial Results (GAAP)
Revenues	$203.6	$206.0	$201.8
Operating income (loss)	67.8	77.9	67.2
Operating margin	33.3%	37.8%	33.3%
Net income attributable to Artisan Partners Asset Management Inc.	$19.5	$21.3	$8.6
Basic and diluted earnings per share	0.43	0.58	(2.29)

Adjusted[1] Financial Results
Adjusted operating income	$78.2	$90.4	$90.9
Adjusted operating margin	38.4%	43.9%	45.1%
Adjusted EBITDA[2]	$79.2	$91.4	$91.3
Adjusted net income	47.5	55.5	56.0
Adjusted earnings per adjusted share	0.65	0.76	0.78

______________________________________
1 Adjusted measures are non-GAAP measures and are explained and reconciled to the comparable GAAP measures in Exhibit 2.
2 EBITDA represents earnings before interest, tax, depreciation and amortization expense.

Assets Under Management Increased to $108.7 billion
During the March quarter, our AUM increased to $108.7 billion at March 31, 2015, an increase of $0.8 billion, or 0.7%, compared to $107.9 billion at December 31, 2014, as a result of $3.0 billion in market appreciation offset in part by $2.2 billion of net client cash outflows. Compared to March 31, 2014, AUM increased $1.3 billion, or 1.2%, due to $4.0 billion in market appreciation and $2.7 billion of net client cash outflows and transfers.
Average AUM for the March quarter of 2015 was $108.4 billion, an increase of 1.4% compared to average AUM for the December quarter of 2014 of $106.9 billion and a 2.1% increase from the average of $106.2 billion for the March quarter of 2014.
March Quarter of 2015 Compared to December Quarter of 2014
GAAP net income was $19.5 million, or $0.43 per basic and diluted share, in the March quarter of 2015 compared to net income of $21.3 million, or $0.58 per basic and diluted share, in the December quarter of 2014. Adjusted net income was $47.5 million, or $0.65 per adjusted share, in the March quarter of 2015 compared to adjusted net income of $55.5 million, or $0.76 per adjusted share, in the December quarter of 2014. The March quarter was negatively impacted by start-up costs related to the addition of our seventh investment team as well as seasonal expenses.

•
Revenues of $203.6 million in the March quarter of 2015 decreased $2.4 million from $206.0 million in the December quarter of 2014 primarily due to two fewer calendar days in the March quarter, partially offset by higher average AUM.

•
Operating expenses of $135.8 million in the March quarter of 2015 increased $7.7 million from $128.1 million in the December quarter of 2014 primarily as a result of $6.5 million ($4.1 million net of adjusted provision for income taxes, or $0.06 per adjusted share) of initial start-up costs associated with the formation of our seventh investment team. In addition, the March quarter also included increased seasonal expenses of $3.3 million ($2.0 million net of adjusted provision for income taxes, or $0.03 per adjusted share) and additional equity compensation expense because of our January 2015 equity grant. Seasonal expenses include employer funded retirement and health care contributions, payroll taxes, and non-employee director compensation. Offsetting these increases was a decrease in pre-offering related equity compensation expense of $2.1 million.

•	GAAP operating margin was 33.3% for the March quarter of 2015 compared to 37.8% for the December quarter of 2014.

•
Adjusted operating margin declined to 38.4% for the March quarter of 2015 from 43.9% for the December quarter of 2014 primarily as a result of the start-up costs, seasonal expenses and equity compensation expense discussed above. Costs of establishing our seventh investment team negatively impacted GAAP and adjusted operating margins by 320 basis points, and seasonal expenses reduced those margins by 160 basis points.

•
Our annualized adjusted effective tax rate rose from 36.5% to 37.0% primarily as a result of the apportionment of more income to states with higher tax rates, primarily New York. The change in rate resulted in a $7.7 million benefit recognized in provision for income taxes, and a partially offsetting $6.4 million loss on the tax receivable agreements recorded in non-operating income.

March Quarter of 2015 Compared to March Quarter of 2014
GAAP net income was $19.5 million, or $0.43 per basic and diluted share, in the March quarter of 2015 compared to net income of $8.6 million, or $2.29 loss per basic and diluted share, in the March quarter of 2014. Basic and diluted earnings per share were negatively impacted in the March quarter of 2014 by our purchase of our preferred securities, which reduced net income available to common stockholders. Adjusted net income was $47.5 million, or $0.65 per adjusted share, in the March quarter of 2015 compared to adjusted net income of $56.0 million, or $0.78 per adjusted share, in the March quarter of 2014. Compared to the March quarter of 2014, the March quarter of 2015 was negatively impacted by the start-up costs discussed above and increased equity based compensation expense.

•	Revenues of $203.6 million in the March quarter of 2015 increased $1.8 million from $201.8 million in the March quarter of 2014 primarily due to higher average AUM.

•
Operating expenses of $135.8 million in the March quarter of 2015 increased $1.2 million from $134.6 million in the March quarter of 2014 primarily as a result of the $6.5 million of start-up costs discussed above and $4.3 million of additional equity compensation expense related to the July 2014 and January 2015 equity grants. Partially offsetting the increases was a $13.2 million decrease in pre-offering related equity compensation expense.

•	GAAP operating margin was 33.3% for both the March quarter of 2015 and the March quarter of 2014.

•
Adjusted operating margin was 38.4% for the March quarter of 2015 compared to 45.1% for the March quarter of 2014. The decrease in adjusted operating margin was primarily the result of the start-up costs and increased equity based compensation. The start-up costs negatively impacted GAAP and adjusted operating margins by 320 basis points, and the additional equity compensation expense reduced those margins by 210 basis points.

Capital Management
Cash and cash equivalents were $215.1 million at March 31, 2015, compared to $182.3 million at December 31, 2014. The Company paid its quarterly dividend of $0.60 per share of Class A common stock and a special annual dividend of $0.95 per share of Class A common stock during the March quarter of 2015. The Company had total borrowings of $200.0 million at March 31, 2015 and December 31, 2014.
On March 9, 2015, the Company completed an offering of 3,831,550 shares of Class A common stock and utilized all of the proceeds to purchase 3,831,550 common units of Artisan Partners Holdings. In addition, during the March quarter of 2015 limited partners of Artisan Partners Holdings exchanged 527,012 common units for 527,012 Class A common shares. The offering and exchanges increased the Company’s public float of Class A common stock by 4,358,562 shares.
Total stockholders’ equity was $109.5 million at March 31, 2015, compared to $107.5 million at December 31, 2014. The Company had 39.1 million shares of Class A common stock outstanding at March 31, 2015.
The Company’s debt leverage ratio, calculated in accordance with its loan agreements, was 0.5X at March 31, 2015.
On April 22, 2015, the Company’s Board of Directors declared a quarterly dividend of $0.60 per share payable on May 29, 2015, to Class A shareholders of record as of the close of business on May 15, 2015.

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CONFERENCE CALL
The Company will host a conference call on April 29th, at 1:00 p.m. (Eastern Time) to discuss these results. Hosting the call will be Eric Colson, Chief Executive Officer, and C.J. Daley, Chief Financial Officer. The call will be webcast and can be accessed via the investor relations section of artisanpartners.com. Listeners may also access the call by dialing 866.652.5200 or 412.317.6060 for international callers; the conference ID is 10062627. A replay of the call will be available until May 7, 2015 at 9:00 a.m. (Eastern Time), by dialing 877.344.7529 or 412.317.0088 for international callers; the replay conference ID is 10062627. In addition, the webcast will be available on the Company’s website.
FORWARD-LOOKING STATEMENTS AND OTHER DISCLOSURES
Certain statements in this release, and other written or oral statements made by or on behalf of the Company, are “forward-looking statements” within the meaning of the federal securities laws. Statements regarding future events and developments and our future performance, as well as management’s current expectations, beliefs, plans, estimates or projections relating to the future, are forward-looking statements within the meaning of these laws. These forward-looking statements are only predictions based on current expectations and projections about future events. These forward-looking statements are subject to a number of risks and uncertainties, and there are important factors that could cause actual results, level of activity, performance or achievements to differ materially from the results, level of activity, performance or achievements expressed or implied by the forward-looking statements. Among the important factors that could cause actual results, level of activity, performance or achievements to differ materially from those indicated by such forward-looking statements are: fluctuations in quarterly and annual results, incurrence of net losses, adverse effects of management focusing on implementation of a growth strategy, failure to develop and maintain the Artisan Partners brand and other factors disclosed in the Company’s filings with the Securities and Exchange Commission, including those factors listed under the caption entitled “Risk Factors” in Item 1A of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014, filed with the SEC on February 25, 2015. The Company undertakes no obligation to update any forward-looking statements in order to reflect events or circumstances that may arise after the date of this release.
Lipper rankings are based on total return, are historical and do not represent future results. The number of funds in a category may include multiple share classes of the same fund, which may have a material impact on a fund’s ranking within a category. Lipper, a Thomson Reuters company, is the owner of all trademarks and copyrights relating to Lipper rankings.

Any discrepancies included in this release between totals and the sums of the amounts listed are due to rounding.

ABOUT ARTISAN PARTNERS
Artisan Partners is an independent investment management firm focused on providing high value-added, active investment strategies to sophisticated clients globally. Since 1994, the firm has been committed to attracting experienced, disciplined investment professionals to manage client assets. Artisan Partners has seven autonomous investment teams that oversee fourteen distinct U.S., non-U.S. and global investment strategies. Each strategy is offered through multiple investment vehicles to accommodate a broad range of client mandates. The firm’s principal offices are located in Milwaukee, San Francisco, Atlanta, New York, Kansas City and London.

Artisan Partners Asset Management Inc.

Investor Relations Inquiries
Makela Taphorn
866.632.1770
414.908.2176
ir@artisanpartners.com

Exhibit 1

Artisan Partners Asset Management Inc.
Consolidated Statements of Operations
(unaudited; in millions, except per share amounts or as noted)

	Three Months Ended
	March 31,	December 31,	March 31,
	2015	2014	2014
Revenues
Management fees
Artisan Funds & Artisan Global Funds	$138.1	$141.2	$139.8
Separate accounts	65.2	64.1	62.0
Performance fees	0.3	0.7	—
Total revenues	203.6	206.0	201.8

Operating expenses
Compensation and benefits	98.4	88.4	85.9
Pre-offering related compensation - share-based awards	10.4	12.5	23.6
Total compensation and benefits	108.8	100.9	109.5
Distribution and marketing	11.7	12.8	11.1
Occupancy	3.0	3.0	2.7
Communication and technology	5.2	5.3	4.5
General and administrative	7.1	6.1	6.8
Total operating expenses	135.8	128.1	134.6
Operating income	67.8	77.9	67.2
Interest expense	(2.9)	(2.9)	(2.9)
Net gain (loss) of Launch Equity	—	(2.0)	(0.6)
Net gain (loss) on the tax receivable agreements	(6.4)	—	—
Net investment income	—	0.1	—
Other non-operating income (loss)	—	—	(0.3)
Total non-operating income (loss)	(9.3)	(4.8)	(3.8)
Income before income taxes	58.5	73.1	63.4
Provision for income taxes	5.1	13.6	11.2
Net income before noncontrolling interests	53.4	59.5	52.2
Less: Net income attributable to noncontrolling interests - Artisan Partners Holdings LP	33.9	40.2	44.2
Less: Net income (loss) attributable to noncontrolling interests - Launch Equity	—	(2.0)	(0.6)
Net income attributable to Artisan Partners Asset Management Inc.	$19.5	$21.3	$8.6

Basic and diluted earnings (loss) per share - Class A common shares	$0.43	$0.58	$(2.29)

Average shares outstanding
Class A common shares	32.6	31.5	20.2
Unvested restricted share-based awards	3.0	2.7	1.6
Convertible preferred shares	—	—	1.0
Total average shares outstanding	35.6	34.2	22.8

Exhibit 2

Artisan Partners Asset Management Inc.
Reconciliation of GAAP to Non-GAAP (“Adjusted”) Measures
(unaudited; in millions, except per share amounts or as noted)

	Three Months Ended
	March 31,	December 31,	March 31,
	2015	2014	2014
Net income attributable to Artisan Partners Asset Management Inc. (GAAP)	$19.5	$21.3	$8.6
Add back: Net income attributable to noncontrolling interests - Artisan Partners Holdings LP	33.9	40.2	44.2
Add back: Provision for income taxes	5.1	13.6	11.2
Add back: Pre-offering related compensation - share-based awards	10.4	12.5	23.6
Add back: Offering related proxy expense	—	—	0.1
Add back: Net (gain) loss on the tax receivable agreements	6.4	—	—
Less: Adjusted provision for income taxes	27.8	32.1	31.7
Adjusted net income (Non-GAAP)	$47.5	$55.5	$56.0

Average shares outstanding
Class A common shares	32.6	31.5	20.2

Assumed vesting, conversion or exchange of:
Unvested restricted share-based awards	3.0	2.7	1.6
Convertible preferred shares outstanding	—	—	1.0
Artisan Partners Holdings LP units outstanding (non-controlling interest)	37.6	38.7	48.7
Adjusted shares	73.2	72.9	71.5

Adjusted net income per adjusted share (Non-GAAP)	$0.65	$0.76	$0.78

Operating income (loss) (GAAP)	$67.8	$77.9	$67.2
Add back: Pre-offering related compensation - share-based awards	10.4	12.5	23.6
Add back: Offering related proxy expense	—	—	0.1
Adjusted operating income (Non-GAAP)	$78.2	$90.4	$90.9

Adjusted operating margin (Non-GAAP)	38.4%	43.9%	45.1%

Net income attributable to Artisan Partners Asset Management Inc. (GAAP)	$19.5	$21.3	$8.6
Add back: Net income attributable to noncontrolling interests - Artisan Partners Holdings LP	33.9	40.2	44.2
Add back: Pre-offering related compensation - share-based awards	10.4	12.5	23.6
Add back: Offering related proxy expense	—	—	0.1
Add back: Net (gain) loss on the tax receivable agreements	6.4	—	—
Add back: Interest expense	2.9	2.9	2.9
Add back: Provision for income taxes	5.1	13.6	11.2
Add back: Depreciation and amortization	1.0	0.9	0.7
Adjusted EBITDA (Non-GAAP)	$79.2	$91.4	$91.3

The Company’s management uses non-GAAP measures (referred to as “adjusted” measures) of net income and operating income to evaluate the profitability and efficiency of the underlying operations of the business and as a factor when considering net income available for distributions and dividends. These adjusted measures remove the impact of (1) pre-offering related compensation, (2) offering related proxy expense and (3) net gain (loss) on the tax receivable agreements. These adjustments also remove the non-operational complexities of the Company’s structure by adding back non-controlling interests and assuming all income of Artisan Partners Holdings is allocated to the Company. Management believes these non-GAAP measures provide more meaningful information to analyze the Company’s profitability and efficiency between periods and over time. The Company has included these non-GAAP measures to provide investors with the same financial metrics used by management to manage the Company.
Non-GAAP measures should be considered in addition to, and not as a substitute for, financial measures prepared in accordance with GAAP. The Company’s non-GAAP measures may differ from similar measures used by other companies, even if similar terms are used to identify such measures. The Company’s non-GAAP measures are as follows:

•
Adjusted net income represents net income excluding the impact of (1) pre-offering related compensation, (2) offering related proxy expense, and (3) net gain (loss) on the tax receivable agreements. Adjusted net income also reflects income taxes assuming the vesting of all unvested share-based awards of Class A common stock and as if all outstanding limited partnership units of Artisan Partners Holdings and all shares of the Company’s convertible preferred stock had been exchanged for or converted into Class A common stock of the Company on a one-for-one basis. Assuming full vesting, exchange and conversion, all income of Artisan Partners Holdings is treated as if it were allocated to the Company, and the adjusted provision for income taxes represents an estimate of income tax expense at an effective rate reflecting assumed federal, state, and local income taxes. The estimated adjusted effective tax rate was 37.0%, 36.5% and 36.2% for the periods presented, respectively.

•
Adjusted net income per adjusted share is calculated by dividing adjusted net income (loss) by adjusted shares. The number of adjusted shares is derived by assuming the vesting of all unvested share-based awards of Class A common stock, the exchange of all outstanding limited partnership units of Artisan Partners Holdings and the conversion of all outstanding shares of the Company’s convertible preferred stock for or into Class A common stock of the Company on a one-for-one basis.

•	Adjusted operating income represents the operating income (loss) of the consolidated company excluding offering related proxy expense and pre-offering related compensation.

•	Adjusted operating margin is calculated by dividing adjusted operating income (loss) by total revenues.

•
Adjusted EBITDA represents income (loss) before income taxes, interest expense and depreciation and amortization, adjusted to exclude the impact of net income (loss) attributable to non-controlling interests, offering related proxy expense, pre-offering related compensation, and net gain (loss) on the tax receivable agreements

Pre-offering related compensation includes the amortization of unvested Class B common units of Artisan Partners Holdings that were granted before the Company’s initial public offering, which closed on March 12, 2013.

Offering related proxy expense represents costs incurred as a result of the change of control (for purposes of the Investment Company Act and Investment Advisers Act) which occurred on March 12, 2014. We incurred costs through the first quarter of 2014 to solicit the necessary approvals and consents from the boards and shareholders of the mutual funds that we advise or sub-advise and from our separate accounts clients, which were necessary because of the change of control.

Net gain (loss) on tax receivable agreements represents the income or expense associated with the valuation of amounts payable under the tax receivable agreements entered into in connection with the Company’s initial public offering and related reorganization.

Exhibit 3

Artisan Partners Asset Management Inc.
Condensed Consolidated Statements of Financial Condition
(unaudited; in millions)

	As of
	March 31,	December 31,
	2015	2014
Assets
Cash and cash equivalents	$215.1	$182.3
Accounts receivable	66.4	69.4
Investment securities	7.0	6.7
Deferred tax assets	687.8	562.4
Other	29.1	28.7
Total assets	$1,005.4	$849.5

Liabilities and equity
Accounts payable, accrued expenses, and other	$99.5	$52.8
Borrowings	200.0	200.0
Amounts payable under tax receivable agreements	596.4	489.2
Total liabilities	895.9	742.0

Total equity	109.5	107.5
Total liabilities and equity	$1,005.4	$849.5

Exhibit 4
Artisan Partners Asset Management Inc.
Assets Under Management
(unaudited; in millions)

	For the Three Months Ended			% Change from
	March 31,	December 31,	March 31,	December 31,	March 31,
	2015	2014	2014	2014	2014

Beginning assets under management	$107,915	$106,246	$105,477	1.6%	2.3%
Gross client cash inflows	4,423	5,542	6,639	(20.2)%	(33.4)%
Gross client cash outflows	(6,651)	(6,080)	(5,226)	9.4%	27.3%
Net client cash flows	(2,228)	(538)	1,413	(314.1)%	(257.7)%
Market appreciation (depreciation)	3,036	2,171	648	39.8%	368.5%
Net transfers [1]	—	36	(141)	(100.0)%	100.0%
Ending assets under management	$108,723	$107,915	$107,397	0.7%	1.2%
Average assets under management	$108,410	$106,889	$106,172	1.4%	2.1%

______________________________________
1 Net transfers represent certain amounts that we have identified as having been transferred out of one investment strategy, investment vehicle, or account and into another strategy, vehicle, or account.

Exhibit 5
Artisan Partners Asset Management Inc.
Assets Under Management by Investment Team and Vehicle
(unaudited; in millions)

Three Months Ended	By Investment Team							By Vehicle
	Global Equity	U.S. Value	Growth	Global Value	Emerging Markets	Credit	Total	Artisan Funds & Artisan Global Funds	Separate Accounts	Total
March 31, 2015
Beginning assets under management	$31,452	$18,112	$24,499	$32,481	$806	$565	$107,915	$60,257	$47,658	$107,915
Gross client cash inflows	2,237	445	889	719	3	130	4,423	3,708	715	4,423
Gross client cash outflows	(1,307)	(2,586)	(1,291)	(1,243)	(185)	(39)	(6,651)	(4,962)	(1,689)	(6,651)
Net client cash flows	930	(2,141)	(402)	(524)	(182)	91	(2,228)	(1,254)	(974)	(2,228)
Market appreciation (depreciation)	1,219	272	967	555	5	18	3,036	1,799	1,237	3,036
Net transfers[1]	—	—	—	—	—	—	—	(153)	153	—
Ending assets under management	$33,601	$16,243	$25,064	$32,512	$629	$674	$108,723	$60,649	$48,074	$108,723
Average assets under management	$32,618	$17,256	$24,734	$32,443	$749	$611	$108,410	$60,277	$48,133	$108,410

December 31, 2014
Beginning assets under management	$30,301	$19,546	$22,887	$32,023	$984	$505	$106,246	$60,967	$45,279	$106,246
Gross client cash inflows	2,113	465	1,929	918	2	115	5,542	3,344	2,198	5,542
Gross client cash outflows	(1,274)	(2,170)	(1,446)	(985)	(150)	(55)	(6,080)	(4,924)	(1,156)	(6,080)
Net client cash flows	839	(1,705)	483	(67)	(148)	60	(538)	(1,580)	1,042	(538)
Market appreciation (depreciation)	313	271	1,129	488	(30)	—	2,171	1,128	1,043	2,171
Net transfers[1]	(1)	—	—	37	—	—	36	(258)	294	36
Ending assets under management	$31,452	$18,112	$24,499	$32,481	$806	$565	$107,915	$60,257	$47,658	$107,915
Average assets under management	$30,798	$18,778	$23,865	$32,043	$869	$536	$106,889	$60,377	$46,512	$106,889

March 31, 2014
Beginning assets under management	$27,317	$23,024	$22,433	$30,957	$1,746	$—	$105,477	$59,881	$45,596	$105,477
Gross client cash inflows	2,622	850	1,389	1,688	14	76	6,639	5,503	1,136	6,639
Gross client cash outflows	(979)	(2,163)	(897)	(795)	(392)	—	(5,226)	(3,179)	(2,047)	(5,226)
Net client cash flows	1,643	(1,313)	492	893	(378)	76	1,413	2,324	(911)	1,413
Market appreciation (depreciation)	(356)	340	419	286	(41)	—	648	305	343	648
Net transfers[1]	—	—	—	(141)	—	—	(141)	(35)	(106)	(141)
Ending assets under management	$28,604	$22,051	$23,344	$31,995	$1,327	$76	$107,397	$62,475	$44,922	$107,397
Average assets under management[2]	$27,715	$22,388	$23,290	$31,306	$1,464	$62	$106,172	$60,761	$45,411	$106,172

______________________________________
1 Net transfers represent certain amounts that we have identified as having been transferred out of one investment strategy or investment vehicle and into another strategy or vehicle.
2 For the Credit team, average assets under management is for the period between March 19, 2014, when the team's strategy began investment operations and March 31, 2014.

Exhibit 6

Artisan Partners Asset Management Inc.
Investment Strategy AUM and Gross Composite Performance 1
As of March 31, 2015
(unaudited)

	Inception	Strategy AUM	Value-Added [2] (bps)
Investment Team and Strategy	Date	(in $MM)	1 YR	3 YR	5 YR	10 YR	Inception
Global Equity Team
Non-U.S. Growth Strategy	1/1/1996	$31,470	723	432	548	390	653
Non-U.S. Small-Cap Growth Strategy	1/1/2002	$1,289	(572)	188	248	474	444
Global Equity Strategy	4/1/2010	$716	472	716	612	N/A	612
Global Small-Cap Growth Strategy	7/1/2013	$126	(1,072)	N/A	N/A	N/A	(579)

U.S. Value Team
U.S. Mid-Cap Value Strategy	4/1/1999	$12,881	(1,070)	(403)	(173)	69	463
U.S. Small-Cap Value Strategy	6/1/1997	$1,533	(1,589)	(1,120)	(746)	(136)	343
Value Equity Strategy	7/1/2005	$1,829	(740)	(424)	(224)	N/A	(13)

Growth Team
U.S. Mid-Cap Growth Strategy	4/1/1997	$16,898	(536)	(247)	215	259	551
U.S. Small-Cap Growth Strategy	4/1/1995	$2,651	(535)	(140)	332	83	78
Global Opportunities Strategy	2/1/2007	$5,515	347	339	712	N/A	596

Global Value Team
Non-U.S. Value Strategy	7/1/2002	$17,326	495	635	700	571	707
Global Value Strategy	7/1/2007	$15,186	(48)	547	566	N/A	578

Emerging Markets Team
Emerging Markets Strategy	7/1/2006	$629	(139)	(133)	(262)	N/A	(97)

Credit Team
High Income Strategy	4/1/2014	$674	389	N/A	N/A	N/A	389

Total Assets Under Management		$108,723

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1 We measure the results of our “composites”, which represent the aggregate performance of all discretionary client accounts, including mutual funds, invested in the same strategy except those accounts with respect to which we believe client-imposed socially based restrictions may have a material impact on portfolio construction and those accounts managed in a currency other than U.S. dollars (the results of these accounts, which represented approximately 8% of our assets under management at March 31, 2015, are maintained in separate composites, which are not presented in these materials).
2 Value-added is the amount in basis points by which the average annual gross composite return of each of our strategies has outperformed the broad-based market index most commonly used by our clients to compare the performance of the relevant strategy for the periods presented and since its inception date. Value-added for periods less than one year is not annualized. The market indices used to compute the value added since inception date for each of our strategies are as follows: Non-U.S. Growth strategy—MSCI EAFE® Index; Non-U.S. Small-Cap Growth strategy—MSCI EAFE® Small Cap Index; Global Equity strategy—MSCI ACWI® Index; Global Small-Cap Growth strategy—MSCI ACWI® Small Cap Index; U.S. Small-Cap Value strategy—Russell 2000® Index; U.S. Mid-Cap Value strategy—Russell Midcap® Index; Value Equity strategy—Russell 1000® Index; U.S. Mid-Cap Growth strategy—Russell Midcap® Index; Global Opportunities strategy—MSCI ACWI® Index; U.S. Small-Cap Growth strategy—Russell 2000® Index; Non-U.S. Value strategy—MSCI EAFE® Index; Global Value strategy—MSCI ACWI® Index; Emerging Markets strategy—MSCI Emerging Markets IndexSM; High Income Strategy—Bank of America Merrill Lynch U.S. High Yield Master II Index. Unlike the BofA Merrill Lynch High Yield Master ll Index, the Artisan High Income strategy may hold loans and other security types. At times, this can cause material differences in relative performance.